Exhibit 99.1

ZOMAX REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS

Company Expects To Significantly Reduce Operating Losses in 2006

Maintains Strong Cash Position of $45 Million

MINNEAPOLIS, MN, March 7, 2006 - Zomax Incorporated (Nasdaq: ZOMX) today reported on its operational progress and financial results for its fourth quarter and full year ended December 30, 2005.

2005 Operational Highlights

•                  Added 12 meaningful new customers in 2005 from markets outside of the traditional PC/OEM channel.

•                  Began executing flexible supply chain program management strategy that focuses on higher margin, value added services for customers.

•                  Reduced fixed manufacturing costs by 15% in 2005 vs. 2004 through the consolidation of facilities and reduction of overhead expenses.

•                  Improved CD capacity utilization to mid-70% range from a range of 50% to 60%.  The Company successfully reduced its CD capacity by more than one-third throughout 2005.

•                  Reduced SG&A expense run rate by 15% in the second half of 2005 compared with the first half of the year.

•                  Improved performance of Ireland subsidiary; operating loss was reduced from $3.5 million in the first half of 2005 to $0.3 million in the second half of the year excluding restructuring and impairment charges.

•                  Increased cash position to $45 million at December 30, 2005 compared with $44 million at September 30, 2005.

Revenues in the quarter were $44.1 million. Net loss for the fourth quarter of 2005 was $8.2 million, or $0.25 per share, inclusive of the items noted below. Consistent with the establishment of a valuation allowance against the Company’s net deferred tax assets in the third quarter of 2005, net loss and loss per share for the U.S. and Ireland are no longer tax benefited. Fourth quarter 2004 revenues and net loss were $58.6 million and $1.4 million respectively on a 14 week quarter versus 2005’s 13 week fourth quarter.

The net loss in the fourth quarter of 2005 included a non-cash charge against fixed assets of $4.3 million, or $0.13 per share, to record an asset impairment charge for the

Company’s Ireland manufacturing operations, consistent with the provisions of SFAS No. 144. Additionally, charges of $0.8 million, or $0.02 per share, were recorded arising from the previously announced closure of the Company’s Fremont, California operations which should be completed, as planned, in the first quarter of 2006. Fourth quarter 2004 results included a charge of $1.0 million, or $0.02 per share, relating to the Company’s now resolved, consolidated class action lawsuit.

“Fourth quarter revenues of $44.1 million were in line with our guidance for the quarter,” said Anthony Angelini, President and CEO. “Although we continue to experience significant revenue pressure resulting from reduced content and program changes in the PC/OEM space, we have successfully brought new customers on board.  In 2005 we began working with 12 meaningful new customers across several industries including financial services, consumer products, marketing services and entertainment and educational software publishing.  We believe that these successes, longer term, will enable us to reduce our reliance on the PC/OEM industry vertical.  We also successfully acquired additional business with existing customers.

“While margins, in the fourth quarter of 2005, particularly for media replication, remained under significant pressure, we continued to execute our strategy to more closely align our facility infrastructure with our revenue outlook,” continued Mr. Angelini.  “Throughout 2005 we worked diligently to improve our manufacturing efficiencies and eliminated CD production capacity, consolidated facilities and reduced our overhead expense.  We expect that the benefits of much of this activity, particularly the closure of our large Fremont, California facility, will become apparent beginning in the second quarter of 2006.

“Our strategy is to continue to focus on improving margins through increased operating efficiencies and further reduction of overhead costs,” said Mr. Angelini. “Over the long term our goal is to grow revenue by executing on our strategy to transition Zomax into a supply chain program management company.  We believe that this strategy coupled with our cost reduction initiatives should allow us to return to profitability.  With a more flexibly tailored, less vertically integrated infrastructure, we believe we can deliver best-in-class solutions for customers’ requirements through our internal capabilities and strategic partner network.  We believe that our program management model will allow us to profitably scale our business to meet the growing demands of global companies looking to improve efficiencies with their supply chain partners.  This model should allow us to lower our fixed costs, reduce our asset structure and improve our operating margins, while delivering more flexible service to our clients.”

Details of Fourth Quarter and 2005 Financial Results

“The net loss in the quarter included an asset impairment charge for our Ireland manufacturing operations taken in accordance with GAAP and SFAS 144,” added Dick Barnes, Executive Vice President and CFO. “After two years of cash operating losses and in spite of significant success in lowering our cost base, we concluded that it is probable that our Ireland manufacturing operation will continue to incur cash operating losses into the foreseeable future.  The manufacturing operation in Ireland retains its strategic value and we are examining alternatives to realize those benefits. The balance of our Ireland operations, primarily our customer service contact center, continues to contribute operating profits.

“Beyond this impairment charge, fourth quarter net loss was impacted by lower than expected gross margins primarily due to continued pressure in media replication as well as unanticipated costs incurred to support a specific customer program,” continued Mr. Barnes. “SG&A expenses of $8.4 million improved sequentially for the third consecutive quarter, as expected, reflecting the success of our continuing efforts to streamline overhead and administrative costs. We incurred $0.8 million of restructuring costs associated with the previously announced plan to close our California manufacturing site, with an additional $1.0 million in costs expected to be incurred in the first quarter of 2006. Finally, we ended the quarter with $45 million in cash and no debt while repurchasing $1.4 million of stock, reflecting our continued focus on conservative cash management.”

For the fiscal year 2005, Revenues were $167.0 million compared with $199.4 million in 2004. Net loss for 2005 was $1.11 per share, including a $0.47 non-cash charge to establish a deferred tax valuation allowance, a $0.13 non-cash charge to record an asset impairment against Ireland manufacturing assets, an $0.11 restructuring charge associated with realignment of operations and closure of the Company’s Fremont facility and a $0.06 per share benefit from the revaluation of the stock component of the litigation reserve. Net loss for 2004 was $0.26 per share, including litigation reserves of $0.18 per share and a gain on sale of Intraware stock of $0.05 per share.

The Company’s cash balance at the end of 2005 was $45 million, up from $44 million at the end of the third quarter 2005.  As expected, the cash balance included the receipt of an approved tax refund. During the quarter, the Company repurchased 640,600 shares in the open market at a total cost of $1.4 million under the previously announced share repurchase program. Going forward, the Company will continue to evaluate the execution and timing of this program.

Outlook

For the first quarter of 2006, revenue is expected to be in the mid $30 million range, reflecting the continued reduction in content within the PC/OEM space. Operating loss is expected to be $8 to $9 million inclusive of restructuring charges to complete the closure of the Company’s Fremont, California location of approximately $1 million, or $0.03 per share, and non-cash stock option expenses per SFAS 123R of $0.4 million, or $0.01 per share. Operating loss before these items is expected to be $6.6 million to $7.6 million compared with an operating loss of $8.4 million on $42.2 million in revenue in the first quarter of 2005 excluding restructuring charges of $0.2 million and a $1.8 million benefit from the revaluation of the stock component of the litigation reserve. Net loss per share in the first quarter of 2006 is expected to be between $0.25 and $0.28 including restructuring charges and SFAS 123R expenses, or between $0.21 and $0.24 excluding these charges. In the first quarter of 2005 the Company recorded a loss of $0.13 per share, or $0.15 per share excluding restructuring charges and the litigation reserve benefit. Consistent with the establishment of a deferred tax valuation allowance in the third quarter of 2005, losses in 2006 are no longer tax benefited in the U.S. and Ireland.

“Throughout 2006 we will continue to focus on expanding our services and customers in an effort to partially offset the pressure on our revenue caused by the content and program changes in the PC/OEM market,” continued Mr. Angelini.  “As previously discussed, we don’t expect this trend to subside until late 2006.  However, by the end of the second quarter, we expect to be experiencing the full benefits of the cost restructuring initiatives we have implemented to date.  Our 2006 priorities are to complete the rationalization of our cost base and asset infrastructure and to invest in our sales and marketing efforts to drive revenue growth opportunities. Despite the continued negative impact of PC/OEM program and content changes on our overall revenue, we expect to be able to significantly reduce our operating loss in 2006 as a result of the various restructuring and expense reduction initiatives that we have been implementing.”

Conference Call

Zomax will host a conference call and webcast, today, March 7, 2006 beginning at 4:30 p.m. Central Time, to discuss the Company’s fourth quarter and full year 2005 results, outlook for the first quarter of 2006 and current corporate developments.

To participate in this conference call, please dial 800-219-6110 for domestic callers or 303-262-2143 for international callers.  A replay of the conference call will be available for seven days by calling 800-405-2236 for domestic callers or 303-590-3000 for international callers, both using passcode 11054190#. The conference call will also be available by webcast. Participants may log on to the webcast conference call by pre-registering at www.zomax.com and clicking on the webcast link.

About Zomax

Zomax helps companies more efficiently bring their products and content to market worldwide.  Our comprehensive program management approach helps companies develop, manage and improve their rapidly changing product and program supply chains.  Zomax’s solutions leverage a modular suite of supply chain services that include project management, data management, customer contact and e-commerce services, sourcing management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management.  Founded in 1993, Zomax currently operates 11 facilities across the United States, Canada, Mexico and Ireland. For more information on Zomax, visit www.zomax.com or call (866) 553-9393.

Use of Non-GAAP Financial Measures

The Company believes the presentation of operating and net loss information excluding restructuring and special charges are useful information regarding the underlying business trends and performance of the Company’s ongoing operations and that period over period comparisons of such operations are meaningful. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP.  In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements relate to our expectations of future performance and events including our anticipated efforts to reduce reliance on the PC/OEM space; return to profitability; revenue growth and margin improvement efforts; our transition into a supply chain program management company and its impact on operations; costs, timing and savings related to the closing of the Fremont, California facility and other restructuring activities; the expected results of operations for the first quarter of 2006; and the focus in 2006 on rationalizing our cost base and asset infrastructure and investing in sales and marketing efforts.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements.  We caution that any forward-looking statements made by us in this release or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements.  These factors include, without limitation, the changes and volatility in the personal computer hardware and software industry, particularly with respect to the demand for CD and DVD media, from which a significant portion of our revenues are derived; macroeconomic factors that influence the demand for personal computer hardware and software and the resulting demand for our services; consolidation among our customers or competitors, which could cause disruption in our customer relationships or displacement of us as a services provider to one or more customers; our ability to make the proper strategic choices with respect to pursuing profitable growth in our business; our ability to successfully evolve the business toward becoming a supply chain program management company, particularly in light of the changes needed in our infrastructure, personnel, asset base and customer relationships; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our revenues; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, including variations in the demand for particular services we offer or the content included in the products we produce for our customers; the volatility of polycarbonate prices; our ability to effect the Fremont, California facility closing and other restructuring activities as planned; and other risks and uncertainties, including those identified and discussed in detail under the caption “Risks and Uncertainties” in Item 1A of our 2005 Form 10-K.  We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events.  Investors are advised to consult any further disclosures we make on this subject in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q and 8-K, in which we discuss in more detail various important factors that could cause actual results to differ from expected or historical results.

ZOMAX INCORPORATED

Condensed Consolidated Statements of Operations (Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 30, 2005	December 31, 2004	December 30, 2005	December 31, 2004

Revenue	$44,123	$58,593	$166,984	$199,428

Cost of revenue	40,327	50,387	153,953	169,031

Gross profit	3,796	8,206	13,031	30,397

Selling, general and administrative expenses	8,374	8,950	37,030	37,183
Restructuring Costs	796	—	3,518	—
Litigation reserve adjustment	—	1,020	(2,030)	8,520
Loss on impairment of long-lived assets	4,318	—	4,318	—

Operating (loss) income	(9,692)	(1,764)	(29,805)	(15,306)

Gain on sale of available-for-sale securities	—	—	—	2,770
Other income, net	380	(78)	1,568	502

Earnings (loss) before income taxes	(9,312)	(1,842)	(28,237)	(12,034)

Income tax (benefit) expense	(1,128)	(481)	7,909	(3,623)

Net earnings (loss)	$(8,184)	$(1,361)	$(36,146)	$(8,411)

Earnings (loss) per share:

Basic	$(0.25)	$(0.04)	$(1.11)	$(0.26)

Diluted	$(0.25)	$(0.04)	$(1.11)	$(0.26)

Weighted average common shares outstanding:

Weighted average common shares outstanding	32,547	32,516	32,621	32,628

Dilutive effect of stock options	—	—	—	—

Weighted average common and diluted shares outstanding	32,547	32,516	32,621	32,628

ZOMAX INCORPORATED

Condensed Consolidated Balance Sheets (Unaudited)

(Amounts in thousands)

	December 30, 2005	December 31, 2004
ASSETS:

Current Assets:

Cash and cash equivalents	$45,250	$41,092

Available-for-sale securities	—	19,200

Accounts receivable, net	26,823	36,180

Inventories, net	13,978	14,633

Other current assets	2,409	12,114

Total current assets	88,460	123,219

Property and equipment held for use, net	24,504	35,408

Available-for-sale securities	2,091	3,624

Deferred income taxes	—	5,903

Other Long-Term Assets	117	—

	$115,172	$168,154

LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities:

Accounts payable	14,709	20,710

Accrued expenses	11,538	19,177

Total current liabilities	26,247	39,887

Other Long-Term Liabilities	317	155

Total liabilities	26,564	40,042

Shareholders' equity:

Common stock	62,163	62,134

Retained earnings	20,715	56,861

Accumulated other comprehensive income	5,730	9,117

Total shareholders' equity	88,608	128,112

	$115,172	$168,154

Company Contacts:	Investor/Media Contact:
Anthony Angelini	Douglas Sherk/Jennifer Beugelmans
President and CEO	CEO/Senior Vice President
Zomax Incorporated	EVC Group, Inc.
(763) 553-9300	(415) 896-6820

Dick Barnes	Media Contact:
EVP and CFO	Steve DiMattia, Senior VP
Zomax Incorporated	EVC Group, Inc.
(763) 553-9300	(646) 277-8706